                       HANCOCK COUNTY PUBLIC SERVICE DISTRICT


                                        AND


                               MOUNTAINEER PARK, INC.




                     ----------------------------------------

                          SEWER FACILITIES USER AGREEMENT

                     ----------------------------------------




                            Dates as of December 30, 1998

                                 TABLE OF CONTENTS


                                     ARTICLE I
                                    DEFINITIONS

Section 1.1              Definitions                                  4

                                     ARTICLE II
                                OPERATING PROVISIONS

Section 2.1              Acquisition and Construction of Project      5
Section 2.2              Reserved Capacity; Other Users               5
Section 2.3              Measurement                                  6
Section 2.4              Authorization                                6
Section 2.5              Reduction of Treatment:  Notices             6
Section 2.6              Disputes                                     6

                                    ARTICLE III
                                USER FEE PROVISIONS

Section 3.1              User Fee Payments                            6
Section 3.2              Supporting Schedules                         7
Section 3.3              Obligations of Company Unconditional         7

                                     ARTICLE IV
                  SPECIAL COVENANTS; MAINTENANCE AND MODIFICATION

Section 4.1              Limitation of Liability of Town              8
Section 4.2              Further Assurances and Corrective
                          Instruments                                 8
Section 4.3              Maintenance and Modification of System       8
Section 4.4              Books and Records                            8

                                     ARTICLE V
                                        TERM

Section 5.1              Term of Agreement                            8



                                   ARTICLE VI
                          INDEMNIFICATION; ASSIGNMENT

Section 6.1              Indemnification Covenants                    9
Section 6.2              Assignment                                   9

                                    ARTICLE VII
                               DEFAULTS AND REMEDIES

Section 7.1              Defaults Defined                             9
Section 7.2              Remedies on Default                          10
Section 7.3              Delay or Omission                            10
Section 7.4              No Additional Waiver Implied by One Waiver   10

                                    ARTICLE VIII
                                   MISCELLANEOUS

Section 8.1              Notices                                      10
Section 8.2              Severability                                 11
Section 8.3              Amendments                                   11
Section 8.4              Execution in Counterparts                    11
Section 8.5              Applicable Law                               11
Section 8.6              Captions                                     11


                         SIGNATURES                                   11


                          SEWER FACILITIES USER AGREEMENT




     This SEWER FACILITIES USER AGREEMENT, dated as of December 30, 1998, between the HANCOCK COUNTY PUBLIC SERVICE DISTRICT, a public service district located in Hancock County, West Virginia (the "District") and MOUNTAINEER PARK, INC., a West Virginia corporation (the "Company");

                                    WITNESSETH:

     WHEREAS, the Company desires to obtain sewage collection and disposal services to service its facilities located at the Mountaineer Race Track and Gaming Resort, located in Hancock County, West Virginia (the "Facility") and the District has agreed to provide sanitary and sewage collection, treatment and disposal services to the Facility;

     WHEREAS, the District is authorized and empowered to acquire, construct, maintain and improve sewage treatment and disposal systems, collection lines and all necessary appurtenant facilities, and to accept grants, borrow money and issue revenue bonds payable from the revenues of such sewage systems;

     WHEREAS, the District has determined, through its Governing Body, as hereinafter defined, that it is necessary and desirable to establish certain new sewage collection, treatment and disposal facilities, consisting of a new sewage treatment plant, collection lines and system, 0.300 MGD sequenting batch reactor ("SBR") and all necessary appurtenances (the "Project");

     WHEREAS, the Company has agreed to make certain payments to the District in exchange for the sewage services provided by the District, as hereinafter described;

     WHEREAS, the Company and the District have agreed to establish their respective obligations pursuant to the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

     SECTION 1.1    DEFINITIONS.   If not otherwise defined herein all
capitalized, undefined terms used herein shall have the following meanings:

     "Agreement" means this Sewer Facilities User Agreement and any amendments and supplements thereto.

     "Bond Ordinance" means collectively, the ordinances or resolutions of the District which may be adopted from time to time, authorizing issuance of bonds, notes or other obligations to finance acquisitions and construction of the Project and any additions thereto, as supplemented or amended.

     "Business Day" means a day, other than Saturday or Sunday or any legal holiday.

     "Company" means (i) Mountaineer Park, Inc., which owns and operated the Mountaineer Race Track and Gaming Resort located in Hancock County, West Virginia and (ii) any surviving, resulting, or transferee entity.

     "Default" means any Default under this Agreement as specified in and defined by Section 6.1 hereof.

     "District" means the Hancock County Public Service District, a public service district organized and existing under the laws of the State of West Virginia.

     "Facility" has the meaning set out in the preambles hereto.

     "Fiscal Year" means the fiscal year of the District, which begins on July 1 of each year and ends on June 30 of the following year.

     "Governing Body" means the Board of the District.

     "Project Operation Costs" shall mean the total sum of all costs associated with the operation and maintenance of the Project during a twelve month period of operation, including but not limited to all costs associated with the operation, maintenance and repair of the treatment plant, pump stations, piping, equipment, facilities, all appurtenances related thereto, together with all administrative costs, bond payments, engineering costs, legal costs, accounting costs and costs of billing; provided, however, that all user fees received from any customer other than the Company served by the Project during the same twelve month period of operation shall be deducted therefrom.

     "State" means the State of West Virginia.

                                     ARTICLE II

                                OPERATING PROVISIONS

     SECTION 2.1 ACQUISITION AND CONSTRUCTION OF THE PROJECT. The District shall use its best efforts to acquire, construct and install the Project by December 31, 1999. Provided that there shall be no penalty to the District if the Project is not completed by said date. The District shall operate, maintain and manage the Project and shall reserve adequate capacity to provide treatment of all Company's sanitary sewage which is required in order to meet all federal, State and local effluent requirements now or hereafter in effect.

     SECTION 2.2    RESERVED CAPACITY; OTHER USERS.    During the Term of this
Agreement the District agrees to reserve for the Company's exclusive use not less than 200,000 gallons per day of the total capacity of the Project (300,000 gallons per day). The excess (approximately 100,000 gallons per day) may be utilized by the Company or other industrial, commercial or residential users on a first come/first served basis. Other industrial, commercial and residential users may be connected to and served by the Project provided that (a) such service does not in any way adversely affect service to the

Facility as provided herein and (b) such residential, industrial, and commercial users are required to pay the rates and charges for residential, industrial, and commercial customers as established and approved from time to time for use by the District.

     SECTION 2.3    MEASUREMENT OF VOLUME.   The District may, in its discretion
and with such frequency as it may deem necessary, measure the volume of the facility's sewage.

     SECTION 2.4 AUTHORIZATION. The District will obtain, at its expense, all permits, authorizations and approvals which may be required by any local, State or federal regulatory bodies in order for the District to accomplish its obligations hereunder.

     SECTION 2.5 REDUCTION OF TREATMENT SERVICES; NOTICES. The District may reduce the volume of the Company's sewage treated or cease treatment altogether if, in the District's determination, there are matters impacting maintenance, safety, health and human welfare and, in that case, only for as long as absolutely necessary to repair the System and restore operation and/or full capacity using the Districts best efforts and upon due notice to the Company.

     SECTION 2.6 DISPUTES. The District and the Company will negotiate in good faith to attempt to resolve any dispute which may arise over the interpretation of the terms of this Agreement or any circumstance which is not covered by the terms of this Agreement. In the event that the parties are unable to negotiate a resolution of any dispute over the interpretation of this Agreement (other than a dispute involving payment of damages or other matters not within the jurisdiction of the Commission) or in the event of a disagreement over the appropriate level of rates and charges to be imposed on the Company by the District, the parties agree that either party shall have the right to petition the Public Service Commission of West Virginia (the "Commission") to hear and resolve that dispute or fix the appropriate level of rates and charges. The District and the Company agree that with respect to those disputes and disagreements described above over which the Commission has jurisdiction, the submission of such disputes and disagreements to the Commission shall be the sole and exclusive method for resolving such disputes and disagreements; PROVIDED, HOWEVER that either party shall be permitted to appeal any action taken by the Commission in accordance with West Virginia law.

                                    ARTICLE III

                                 USER FEE PROVISION

     SECTION 3.1 USER FEE PAYMENTS. During the Term of this Agreement, in exchange for the services provided by the District, the Company covenants and agrees that it will pay to the District, or to such designee as appointed by written notice of the District, a user fee which is based upon and equal to the District's annual Project Operation Costs for the Project. The user fee shall be paid by the Company each month in which it receives services from the District, and the amount of the monthly user fee shall be determined and paid in the following manner:

          (a) It is the express intent of the parties that the user fee paid by the Company to the District shall be equal to the Project Operation Costs for each year or month or portion thereof during which the District provides the services contemplated by this Agreement to the Company.

          (b) At least thirty days prior to the beginning of operation of the Project, the District shall estimate the Project Operation Costs for the first twelve months of operation. The monthly fee paid by the Company to the District during the first twelve months of operation shall be equal to one-twelfth of the estimated Project Operation Costs for the first twelve months of operation. Each monthly fee shall be paid to the District on the first business day of each month.

          (c) Within thirty days after the expiration of the first twelve months of the operation of the Project, the District shall calculate the actual Project Operation Costs for the first twelve month period of operation. In the event that the actual Project Operation Costs exceed the amounts paid by the Company to the District during the first twelve months of operation, then the Company shall pay to the District an additional user fee equal to the difference between the actual Project Operation Costs and the amount of user fee paid by the Company to the District during the first twelve months of operation. In the event that the actual Project Operation Costs are less than the amounts paid by the Company to the District during the first twelve months of operation, then the District shall afford the Company a credit for such difference to be applied toward future monthly user fee payments.

          (d) At least thirty days prior to the expiration of the first twelve months of the operation of the Project, and annually thereafter, the District shall estimate the anticipated Project Operation Costs for the next succeeding twelve month period of operation. The monthly fee paid by the Company to the District during each next succeeding twelve months of operation shall be equal to one-twelfth of the estimated Project Operation Costs for the same twelve month period. Each monthly fee shall be paid to the District on the first business day of each month.

          (e) Within thirty days after the expiration of each twelve month period of the operation of the Project, the District shall calculate the actual Project Operation Costs for the preceding twelve month period of operation. In the event that it is determined that the actual Project Operation Costs have exceeded the amounts paid by the Company to the District during the preceding twelve month period of operation, then the Company shall pay to the District an additional user fee equal to the difference between the actual Project Operation Costs and the amount of user fee paid by the Company to the District during the same twelve months of operation. In the event that the actual Project Operation Costs are determined to be less than the amounts paid by the Company to the District during the preceding twelve month period of operation, then the District shall afford the Company a credit for such difference to be applied toward future monthly user fee payments.

     SECTION 3.2    SUPPORTING SCHEDULES.    The District shall deliver to the
Company within ten days after the District has calculated the same, all estimated Project Operation Costs and all actual Project Operation Costs.

     SECTION 3.3 OBLIGATIONS OF COMPANY UNCONDITIONAL. Notwithstanding anything to the contrary contained herein, the obligations of the Company to make the payments required in Section 3.1 shall be absolute and unconditional and shall not be subject to any defense whatsoever or any right of setoff, counterclaim or recoupment, including, without limitation (a) any defense or claim based on breach or nonperformance by the District of its obligations set forth in this Agreement, (b) the invalidation or unenforceability of this Agreementwith respect to the District or the Company, or (c) the inability of the Company to utilize the service of the Project due to a force majeure impossibility or any other reason whatsoever. Nothing contained in this Section shall be construed to release the District from the performance of any of the agreements on its part herein contained, and in the event the District should fail to perform any such agreement on its part, the Company may institute such action against the District as the Company may deem necessary to compel performance so long as such action or any remedies sought or obtained therein does not abrogate the obligations of the Company contained in the first sentence of this Section.

                                     ARTICLE IV

                  SPECIAL COVENANTS; MAINTENANCE AND MODIFICATION

     SECTION 4.1    LIMITATION OF LIABILITY OF DISTRICT.    The District shall
not be liable to the Company if for any reason the District cannot provide the sewage treatment and disposal services contemplated by this Agreement. Any monetary obligation of the District which may be created by or arise out of this Agreement shall never constitute a general obligation of or a pledge of the faith and credit or taxing power of the District, but shall be payable solely from the revenues of the System.

     SECTION 4.2    FURTHER ASSURANCES AND CORRECTIVE INSTRUMENTS.    The
District and the Company agree that they will, from time to time, acknowledge and deliver or cause to be executed, acknowledged and delivered, such supplements or amendments hereto and such further instruments as may be reasonably required for carrying out the expressed intention of this Agreement.

     SECTION 4.3    MAINTENANCE AND MODIFICATIONS OF SYSTEM.     The District
agrees during the Term of Agreement it will (i) keep the System in as reasonably safe condition as its operations shall permit, (ii) keep the System in good repair and in good operating condition, making from time to time all necessary repairs thereto (including external and structural repairs) and renewals and replacements thereof, and (iii) develop and implement methods to reduce costs of operating and maintaining the System.

     SECTION 4.4 BOOKS AND RECORDS. The District shall keep accurate financial books and records, in accordance with generally accepted accounting principles. At the request of the Company, the District shall make such books and records available for inspection by the Company or its representatives during normal business hours within two Business Days of such requests.

                                     ARTICLE V

                            TERM AND RIGHT TO TERMINATE

     SECTION 5.1 TERM OF AGREEMENT. This Agreement shall remain in full force and effect from the date hereof to and including _______________________, unless otherwise terminated as herein provided. The District shall exert its best efforts to complete the project in a timely fashion.

                                     ARTICLE VI

                            INDEMNIFICATION; ASSIGNMENT

     SECTION 6.1    INDEMNIFICATION COVENANTS.

          (a) The indemnification of the District by the Company shall be limited to circumstances created by a breach of the Agreement by the Company. Under no circumstances shall the Company indemnify the District for claims against the District relating to their operation and maintenance of the System and for claims arising from third party use of the System permitted and regulated by the District.

          (b) If any action shall be brought against the District in respect of which indemnity hereunder may be sought against the Company, then the District, shall promptly notify the Company in writing, and the Company at its option may, at the request of the District, provide legal representation to the District and legal proceedings. If the Company assumes the defense thereof, the District shall have the right to employ separate counsel in any such action and to participate in the defense thereof, provided that the fees and expenses of such counsel shall be at the expense of the District unless the employment of such counsel has been authorized in writing by the Company. The Company shall not be liable for any settlement of any such action effected without its consent.

     SECTION 6.2    ASSIGNMENT.    The parties hereto agree that the District
may, in its sole discretion, assign all of the District's right, title, and interest in and to this Agreement, to any trustee, person or entity as security for Financing Costs. Any representations made by the Company in connection with such financing shall be deemed to be part of this Agreement.

                                    ARTICLE VII

                               DEFAULTS AND REMEDIES

     SECTION 7.1    DEFAULTS DEFINED.   The term "Default" shall mean, whenever
it is used in this Agreement, any one or more of the following events:

          (a) Failure by the Company to pay any amount required to be paid under Section 3.1 hereof when due.

          (b) Failure by either party to observe and perform any material covenant, condition or agreement on its part to be observed or performed, other than as referred to in Section 6.1(a) hereof or as prevented by reason of force majeure as defined hereunder, for a period of thirty (30) Business Days after written notice specifying such failure and requesting that it be remedied shall have been given to the other party, unless the District or Company shall agree in writing to an extension of such time prior to its expiration or such notice is rescinded; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, neither the District nor the Company will unreasonably withhold its consent to an extension of such time if corrective action is instituted by the other party within the applicable period and diligently pursued until such failure is corrected and if a representative of the party delivers certificate to the other party designating the date by which such failure is expected to be corrected.

     SECTION 7.2    REMEDIES FOR DISPUTE OR DEFAULTS.

     Whenever any dispute arises under this Agreement or a Default of this Agreement occurs and shall not cured as may be provided herein, the parties shall attempt to resolve the dispute or default in good faith. In the event that the parties are unable to resolve the matter, the matter shall be submitted to the West Virginia Public Service Commission for resolution. In the event that the Public Service Commission refuses to exercise jurisdiction over the matter, the parties shall be entitled to take any action at law or equity which may appear necessary or desirable to resolve the dispute or default.

     SECTION 7.3 DELAY OR OMISSION. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle either party to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article.

     SECTION 7.4 NO ADDITIONAL WAIVER IMPLIED BY ONE WAIVER. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

                                    ARTICLE VIII

                                   MISCELLANEOUS

     SECTION 8.1 NOTICES. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered mail, postage prepaid, addressed as follows:

     IF TO THE DISTRICT:

     Dan E. Wilson, Chairman
     Hancock County Public Service District
     P.O. Box 485
     New Cumberland, WV  26047

     IF TO THE COMPANY:

     Edson R. Arneault, President
     Mountaineer Race Track and Gaming Resort
     State Route 2

     P.O. Box 358
     Chester, WV  26034

The District and Company may, by written notice given hereunder, designate any further or different addresses or addresses to which subsequent notices, certificates or other communications shall be sent.

     SECTION 8.2 SEVERABILITY. In the event any provision of this Agreement shall be held invalid or unenforceable by the Commission or any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereon.

     SECTION 8.3    AMENDMENTS.    This Agreement may be amended and
supplemented at any time by mutual consent of the parties hereto, subject to any approvals which may be required by the laws of the State and the rules and regulations of the Commission.

     SECTION 8.4    EXECUTION IN COUNTERPARTS.    This Agreement may be
simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     SECTION 8.5    APPLICABLE LAW.     This Agreement shall be governed by and
construed in accordance with the laws of the State.

     SECTION 8.6 CAPTIONS. The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.


IN WITNESS WHEREOF, the District has caused this Agreement to be executed in its name and the Company has caused this Agreement to be executed in its name all as of the date first above written.


                              HANCOCK COUNTY PUBLIC
                              SERVICE DISTRICT


                              By: /s/
                                  -----------------------------------
                              Its Chairman
                                  -----------------------------------



                              MOUNTAINEER PARK, INC.



                              By: /s/ EDSON R. ARNEAULT
                                  -----------------------------------

                              Its President
                                  -----------------------------------